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EXHIBIT 10.27

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF DRESSER INDUSTRIES, INC.

Restatement Effective January 1, 2004

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF DRESSER INDUSTRIES, INC.

        Dresser Industries, Inc. hereby amends by restatement the Supplemental Executive Retirement Plan of Dresser Industries, Inc., effective January 1, 2004, upon the following terms and conditions:

ARTICLE I
Definitions

        The words and phrases defined hereinafter shall have the following meaning:

        Section 1.1.    Actuarial Equivalent.    An amount of equal value determined on the basis of the 1983 Group Mortality Table (blended—50% male and 50% female) and using whichever of the following sets of interest rate factors (as more completely set forth in the Pension Plan) yields the greatest lump sum amount: 1) "Old" PBGC immediate rate, or 2) "New" PBGC graded rate provided, however, that for purposes of Sections A.2 and A.3, the term "Actuarial Equivalent" shall mean an amount of equal value determined on the basis of the "Applicable Interest Rate" and the "Applicable Mortality Table" that are used to calculate lump sum distributions under the Dresser, Inc. Consolidated Salaried Retirement Plan, as it shall be amended from time to time.

        Section 1.2.    Benefits Committee.    The Employee Benefits Committee of Dresser Industries, Inc.

        Section 1.3.    Board.    The Board of Directors of Dresser Industries, Inc.

        Section 1.4.    Cause.    Means gross, willful or intentional misconduct which causes harm to the Company.

        Section 1.5.    Change of Control.    Means:

        (1)   The sale of all or a majority of Dresser's assets;

        (2)   Dresser's liquidation or dissolution;

        (3)   The purchase of beneficial ownership of at least 30% of Dresser's common stock by any persons or entities acting in concert (or 30% of the combined voting power of Dresser's then outstanding voting securities entitled to vote generally in the election of directors); or

        (4)   The approval by Dresser's stockholders of a reorganization, merger, or consolidation, the result of which is that the persons or entities which were stockholders immediately before the transaction do not own more than 50% of the combined voting power of the surviving entity's then outstanding voting securities entitled to vote generally in the election of directors.

        Section 1.6.    Company.    Dresser Industries, Inc., or an entity partially or wholly owned by Dresser Industries, Inc. if so designated by the Compensation Committee.

        Section 1.7.    Compensation Committee.    The Executive Compensation Committee of the Board of Dresser Industries, Inc.

        Section 1.8.    DB Plans.    The Pension Plan as defined in Section 1.14 and the Related Plans as defined in Section 1.16, and corresponding non-qualified DB plan accruals in the Dresser Industries, Inc. ERISA Excess Benefit and Excess Compensation Plans.

        Section 1.9.    DC Plan.    The Dresser Industries, Inc. Retirement Savings Plan-A and corresponding non-qualified DC plan balances in the Dresser Industries, Inc. ERISA Excess Benefit and Excess Compensation Plans.

        Section 1.10.    Earned Bonus.    The amount of bonus awarded to an Executive pursuant to the Company's annual bonus program/s regardless of whether that bonus is paid, "carried over" or deferred.

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        Section 1 11.    Executive.    An individual designated by the Benefits Committee who is employed by the Company and has attained the position of Corporate Vice President or any higher position, Division President or equivalent title as approved by the Benefits Committee. The term "Executive" also shall include any individual found by the Compensation Committee to have been employed by the Company or an entity partially or wholly owned by the Company in an equivalent position and declared eligible for this Plan, as well as those individuals who are listed in the Appendix.

        Section 1.12.    ERISA.    The Employee Retirement Income Security Act of 1974, as amended.

        Section 1.13.    Final Average Salary.    The average of the five highest consecutive bonus payments made during the ten most recent calendar years including the year during which the Employee's retirement, death, or disability occurs, plus the Employee's annualized base rate of pay in effect immediately prior to the date of determination.

        Section 1.14.    Pension Plan.    The Dresser Industries, Inc. Consolidated Salaried Retirement Plan, as frozen May 31, 1995.

        Section 1.15.    Plan.    The "Supplemental Executive Retirement Plan of Dresser, Industries, Inc.", as set forth herein.

        Section 1.16.    Related Plan.    Any Company sponsored qualified or non-qualified defined benefit or defined contribution pension plan (which may or may not be terminated) for nonunion salaried employees, other than the Pension Plan or the DC Plan.

        Section 1.17.    Years of Service.    For the purposes of this Plan, Years of Service shall begin on the date of first employment by Dresser Industries, Inc. and shall end upon severance from service, or such other dates as determined by the Benefits Committee.

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ARTICLE II
Purpose of Plan

        Section 2.1.    Purpose.    The purpose of the Plan is to provide a consistent benefit structure for eligible Executives which assures that eligible Executives do not suffer a diminution of retirement benefits as a consequence of having diverse. and divergent participation in related Company, joint venture or predecessor employer retirement plans. This is an unfunded plan described in sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

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ARTICLE III
Eligibility

        Section 3.1.    General Eligibility.    Except as otherwise included in Appendix A, an Executive shall be covered by this Plan if he/she is an Executive and meets the requirements of Section 3.2 below.

        Section 3.2.    Eligibility For Benefit.    An Executive or former Executive (or his spouse or beneficiary) shall be eligible for a benefit determined under Section 4.1, under the following circumstances:

        (a)   The Executive dies while employed, or becomes disabled under circumstances that would entitle him to Disability Benefits under the qualified Pension Plan (or similar disability provisions of a qualified Related Plan or the qualified DC Plan that are applicable to him/her); or

        (b)   The Executive or former Executive voluntarily terminates and the Executive has earned five (5) years of service as an Executive during the ten (10) year period ending on his/her termination date, and terminates after Age Fifty Five (55) with ten (10) years of service; or

        (c)   The Executive or former Executive is involuntarily terminated and has earned five (5) years of service as an Executive during the ten (10) year period ending on his/her termination date; or

        (d)   If the Executive's eligibility has been established and approved by the Compensation Committee.

        Section 3.3.    Spouses and Beneficiaries.    The extent of a surviving spouse's or beneficiary's eligibility to receive benefits after an Executive's death is determined by the eligibility of the Executive for Plan coverage under Section 3.1 and Section 3.2(a). Where eligibility is established, the surviving spouse or beneficiary shall be entitled to the Executive's entire benefit consistent with the terms of this Plan. Priority, as between a spouse or named beneficiary, shall be as established under the qualified DC Plan.

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ARTICLE IV
Benefits

        Section 4.1.    Amount of Benefits.    Except to the extent provided in Appendix A, the amount of the benefit payable under this Section 4.1, if any, determined as of the Executive's termination date, shall be determined as follows:

        Step (1) Determination of target income amount.    At age 65, an Executive shall be entitled to receive an annual benefit equal to 2% of his/her Final Average Salary, multiplied by the Executive's Years of Service (up to a maximum of Thirty (30) Years of Service).

If termination occurs prior to age 65, a reduction of .2% from the above formula will be assumed for each month necessary after termination that is necessary to attain age 65.

        Step (2) Determination of retirement income amount.    Determined as of the Executive's termination date, with respect to the Executive, determine the sum of:

        (a)   the Executive's monthly pension computed under the Pension Plan any Related Plan, and/or any predecessor DB plan, or joint venture employer DB plans,

        (b)   The Actuarial Equivalent of the Executive's employer contribution accounts under the DC Plan, any similar DC plan, and/or any predecessor DC plan, or joint venture employer DC plans, (except that, should an executive not contribute at a rate which yields the maximum employer contribution, a minimum employee contribution rate which yields the maximum employer contribution will be assumed and hypothetically calculated),

        (c)   The Actuarial Equivalent of the Executive's "pension equivalent annuity credits" (for both DB and DC Plan components, as determined and recorded under the Dresser Industries, Inc. Deferred Compensation Plan); and

To the extent that balances or amounts reflected in (a), (b). and/or (c) above are distributed prior to the Executive's termination date, the Company will recognize these amounts for offset purposes and will assume an appropriate rate of return from the date of distribution until the calculation of the benefit provided by this Plan.

        Step (3) Determination of the Benefit if any payable under this Section 4.1.    If the amount determined in Step (1) exceeds the amount determined in Step (2), the annual difference will be paid under this Plan. The Actuarial Equivalent of such annual benefit shall be converted to, and paid in, a lump sum in accordance with 4.3 below. If the amount determined in Step (1) does not exceed the amount determined in Step (2), no benefit is payable under this Plan.

Notwithstanding the provisions of this Section, for Executives participating in the Plan on December 31, 1997, it is explicitly understood that, if the Executive's projected benefit due under the Plan prior to this Restatement provides a target retirement income under its Step (1) of Section 4.1 which exceeds the maximum benefit provided in Step (1} of Section 4.1 of this Restatement, then the greater of the two actual target retirement incomes will be paid to the Executive.

        Section 4.2.    Funding of Benefits Upon Change of Control.    Upon a Change of Control, the Company shall, as soon as possible, but in no event longer than ninety (90) days following such Change of Control, make an irrevocable contribution of additional cash to the Trust in an amount sufficient to pay each Executive's and Executive's beneficiary 120% of the value of accrued benefits which may become payable thereafter pursuant to the terms of the Plan as in effect on the date of the Change of Control. Upon a Change of Control, all funded amounts will be immediately vested irrespective of the terms of Section 5.1 below.

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        Section 4.3.    Form of Benefit.    Benefits under this Plan shall be payable in a lump sum to the Executive, or to the Executive's DC Plan Beneficiary in the event of the Executive's death as soon as practicable following the Executive's termination.

        Section 4.4.    Time of Benefit Payments.    Benefits due under this Plan shall be determined by the Benefits Committee at the time of the Executive's termination of employment. In the case of a lump-sum payment, such payment shall be made as closely as practicable to the time such payment would be made if it were paid from the Pension Plan. Such payments shall be made by the Company out of its general assets and shall not be funded in any manner except as provided in Section 4.2 above.

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ARTICLE V
Vesting and Forfeiture

        Section 5.1.    Vesting.    An Executive shall vest in benefits under this Plan at the time such person terminates and is eligible under Section 3.2. No Executive (nor the beneficiary of such person) whose employment is terminated For Cause, as determined by the Compensation Committee, shall vest in any benefits under this Plan, even if such termination is deemed a retirement under provisions of the Pension Plan, a Related Plan or the DC Plan.

        Section 5.2.    Forfeiture.    The Compensation Committee may declare forfeited any or all future benefits of an Executive (and/or his/her beneficiary) if the Compensation Committee in its sole discretion determines that such person has taken or allowed any action that is a violation of the Dresser Code of Conduct, has engaged in serious and willful misconduct in connection with his/her employment, or competes with or assists others to compete with the Company, without written consent of the Company.

ARTICLE VI
Administration

        Section 6.1.    Duties of Benefits Committee.    This Plan shall be administered by the Benefits Committee in accordance with its terms and purposes. The Benefits Committee shall have the sole discretionary duty and authority to interpret the provisions of this Plan (and any private letter agreement affecting an Executive's benefits under the Plan) and determine the amount and manner of payments of the benefit due to or on behalf of each Executive from this Plan and shall cause them to be paid accordingly.

        Section 6.2.    Finality of Decisions.    The decisions made and the actions taken by the Benefits Committee in the administration of this Plan shall be final and conclusive on all persons, and the members of the this Committee shall not be subject to individual liability with respect to this Plan.

ARTICLE VII
Claims and Appeal Procedures

        Section 7.1.    Purpose.    The purpose of the claims and appeal provisions set forth in Sections 7.1 through 7.11 is to secure the speedy, inexpensive resolution of all disputes over Plan benefits and rights granted by the Plan. These provisions shall be liberally construed so as to avoid litigation and its attendant expenses.

        Section 7.2.    Claims Procedure.    Each Executive who claims entitlement to any right or benefit under the Plan ("claimant") may submit a claim with respect to that benefit or right under the procedure set forth in the Dresser Industries, Inc. Retirement Savings Plan-A.

        Section 7.3.    Appeal Procedure.    When a claim has been or is deemed denied, the claimant (hereinafter referred to as appellant) shall have the right within 60 days after receipt of written notice thereof or the date the claim is deemed denied to file an appeal with the Benefits Committee and to go through the appeal procedure herein set forth. All appeals shall be in writing, and shall set forth the reasons why the appellant believes the decision denying his/her claim is erroneous. The Benefits Committee shall render a decision on the appeal in writing not later than 60 days after receipt of the written appeal.

The decision of the Benefits Committee shall be final and shall be binding upon the appellant, his/her beneficiaries, heirs, and assigns and all other persons claiming by, through or under him.

A failure to file a claim and an appeal in the manner and within the time limits set forth herein shall be deemed a failure by the aggrieved party to exhaust his/her administrative remedies and shall constitute: a waiver of the rights or benefits sought to be established under the Plan.

        Section 7.4.    Exhaustion of Administrative Remedies.    No legal action to recover Plan benefits or to enforce or to clarify rights under the Plan shall be commenced under section 502(a)(1)(B) of ERISA, or under any other provisions of law, whether or not statutory, unless and until the claimant first shall have exhausted the claims and appeal procedures available to him hereunder in Sections 7.1–7.3. A claimant must raise all issues and present all theories relating to the Executive's claim to the Benefits Committee at one time. Otherwise, the claimant shall be deemed to have abandoned forever all issues and theories not raised and presented to the Benefits Committee.

        Section 7.5.    Limitation on Actions.    Any suit brought to contest a decision of the Benefits Committee shall be filed in a court of competent jurisdiction within 1 year from receipt of written notice of the Benefits Committee's final decision or from the date the appeal is deemed denied, and any suit not filed within this 1-year limitation period shall be dismissed by the court. Service of legal process shall be made upon the Plan by service upon the Benefits Committee.

        Section 7.6.    Federal Preemption.    All state law causes of action that arise out of or relate to this Plan or to entitlement to rights or benefits under the Plan shall be deemed to have been preempted by section 514 of ERISA.

        Section 7.7.    No Right to Jury Trial: Evidence.    In any suit contesting a decision of the Benefits Committee, all issues of fact shall be tried by the court and not by a jury. No evidence may be introduced in court which was not previously presented to the Benefits Committee and no evidence may be introduced to modify or contradict the terms of the Plan document.

        Section 7.8.    Scope of Review.    The Benefits Committee shall have full discretionary authority to interpret and apply the Terms of this Plan document and other relevant documents and relevant provisions of law, and deference shall be afforded the Benefits Committee's decisions. This grant of authority shall be broadly construed and shall include the authority to find facts, to reach conclusions of law, to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to resolution of claims and appeals. No finding of fact by the Benefits Committee shall be set aside by a court unless the party contesting the finding shall prove by clear and convincing evidence that the finding is arbitrary and capricious. No conclusion of law reached by the Benefits Committee shall be: reversed by a court unless the party contesting the conclusion shall demonstrate that the Benefits Committee is guilty of manifest disregard of law.

        Section 7.9.    Limitation on Damages.    In any suit over Plan benefits or rights, recovery shall be limited to the amount of benefits found due, without interest or to specific enforcement of rights established under the Plan, and shall not include any other damages whether denominated incidental, special, consequential, collateral, compensatory, exemplary, punitive or whatever.

        Section 7.10.    Plan Data.    The Benefits Committee may issue or cause to be issued from time to time statements to Executives, retirees or beneficiaries indicating eligibility, service or other data regarding their Plan benefits. If any such person wishes to challenge the accuracy of such data, the person shall do so in the manner and within the time limits set forth above in Sections 7.1–7.9.

        Section 7.11.    Final Determination of Rights and Benefits.    After termination of the Plan, the Benefits Committee may direct a final determination of the rights and benefits of some or all Executives having an interest in the Plan. The determination with respect to any person may be mailed to that person at the Executive's last known address and that person may be given 90 days within which to challenge the determination through the claims and appeal procedures set forth in Sections 7.1–7.10. The mailing of a copy of a determination to a person at his/her last known address shall be deemed constructive receipt by that person of a copy of the determination. Any determination not challenged through the claims and appeals procedures shall govern an Executive's rights under the Plan and the rights of any person claiming by, through or under him.

ARTICLE VIII
Amendment and Termination

        Section 8.1.    Amendment and Termination.    The Company intends to maintain this Plan as long as it is appropriate. However, the Company reserves the right to amend and/or terminate it at any time without the consent of any Executive, (a) by the Board of Directors of the Company, or (b) in the case of amendments which do not materially modify the provisions hereof, the Benefits Committee, provided, however, that no such amendment or termination shall reduce any benefits accrued under the terms of this Program prior to the date of termination or amendment.

ARTICLE IX
Miscellaneous

        Section 9.1.    No Employment Rights.    Nothing contained in this Plan shall be construed as a contract of employment between the Company or any subsidiary or joint venture company and any employee, or as a right of any employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees with or without cause.

        Section 9.2.    Entire Agreement: Successors.    This Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Executive regarding this Program. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between an Executive and the Company relating to the subject matter hereof, other than those set forth herein. This Plan and any amendments hereof shall be binding on the Company and the Executives and their respective heirs, administrators, trustees, heirs and assigns, including but not limited to, any successors of the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Executive.

        Section 9.3.    Governing Law.    The laws of the State of Texas shall govern this Plan.

        Section 9.4.    Nonassignability.    To the extent permitted by law, the right of any Executive or any beneficiary in any benefit hereunder shall not be subject to attachment or any other legal process for the debts of such Executive or beneficiary; nor shall any such benefit be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

Dated:

DRESSER INDUSTRIES, INC.
By:

Title:

APPENDIX A

SPECIAL PROVISIONS
TO THE
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF DRESSER INDUSTRIES, INC.

        Section A.1.    Special Provisions for Ben Stuart.    On November 19, 1997, the Board of Directors of Dresser Industries, Inc. approved a pension benefit enhancement for Ben Stuart which is to be provided through this Plan. Therefore, for benefit calculation purposes under the provisions of this Plan, Ben Stuart will be deemed to have retired at age 65 regardless of his actual age on the date of his retirement.

        Section A.2.    Special Provisions for Steven G. Lamb.    Notwithstanding the provisions of Sections 4.1, 4.3, 4.4 and 5.1, the benefit payable under this Plan to Steven G. Lamb shall be determined as follows:

        (a)    Age 65 benefit.    The age 65 benefit expressed as an annual benefit shall be equal to: (1) 2.5% of his "final average earnings," multiplied by Years of Service (up to a maximum of 20 years), where "final average earnings" are the average of his last five full years base pay plus earned annual incentive pay, reduced by (2) the Actuarial Equivalent annual benefit of company funded benefits paid or payable under all qualified and nonqualified retirement plans maintained by the Company. To the extent that the benefits or amounts reflected in (b) were distributed prior to Mr. Lamb's termination date, the Company will recognize these amounts for offset purposes and will assume an appropriate rate of return from the date of distribution until the calculation of the benefit provided by this Plan.

        (b)    Timing of commencement.    If Mr. Lamb's benefit is vested under paragraph (c) below upon termination of employment, Mr. Lamb's benefit shall be paid in a lump sum as soon as practicable following termination of employment in the amount determined under paragraph (d) below.

        (c)    Vesting.    Mr. Lamb shall vest in the benefits under this Plan upon completion of five Years of Service, or upon his termination of employment with the Company by reason of death or Permanent Disability, Employer Termination Without Employer Cause, Employee Termination For Cause or upon a Change in Control. For purposes of this section, the terms Permanent Disability, Employer Termination Without Employer Cause, Employee Termination For Cause and Change in Control shall have the same meanings as those terms are defined under the Executive Employment Agreement dated October 2, 2002 between Dresser, Ltd., a Bermuda corporation, Dresser, Inc., a Delaware corporation, and Steven G. Lamb.

        (d)    Form and amount of benefit.    Benefits shall be paid to Mr. Lamb, or to his DC Plan Beneficiary, in the event of his death, in lump sum form only. The amount of the lump sum benefit shall be equal to the Actuarial Equivalent of Mr. Lamb's age 65 annuity described in paragraph (a) above; provided that if the date of payment is prior to the date Mr. Lamb attains (or would have attained) age 65, there shall be no actuarial reduction on account of early commencement between age 60 and 65; and if the date of payment is prior to the date Mr. Lamb attains (or would have attained) age 60, the unreduced amount Mr. Lamb could have received at age 60 shall be reduced on account of Mr. Lamb's age upon payment of the benefit for each year preceding age 60. In the event Mr. Lamb dies before termination of employment, the death benefit payable to his surviving spouse or beneficiary shall be the amount that would have been paid to Mr. Lamb if he had terminated employment immediately before his death.

        Section A.3.    Special Provisions for Andrew E. Graves, James A. Nattier and John P. Ryan.    Notwithstanding the provisions of sections 4.1, 4.3, 4.4 and 5.1, benefits shall be payable under this plan to Andrew E. Graves, James A. Nattier and John P. Ryan ("Executives") and shall be determined as follows:

        (a)    Age 65 benefit.    The age 65 benefit expressed as an annual benefit shall be equal to: (1) 2.5% of "final average earnings," multiplied by Years of Service that were accumulated after the Executive attained age 40 (up to a maximum of 20 years), where "final average earnings" are the average of the last five full years base pay plus earned annual incentive pay, reduced by (2) the Actuarial Equivalent annual benefit of company funded benefits paid or payable under all qualified and nonqualified retirement plans maintained by the Company. To the extent that the benefits or amounts reflected in (b) were distributed prior to the Executive's termination date, the company will recognize these amounts for offset purposes and will assume an appropriate rate of return from the date of distribution until the calculation of the benefit provided by this Plan.

        (b)    Reduction for early commencement.    The benefit calculated in (a), above, shall commence upon the later of (1) the Executive's termination of employment, and (2) the Executive's attainment of age 60. In the event the Executive dies before he attains age 60, the death benefit payable to his surviving spouse or beneficiary shall not be payable until the date the Executive would have attained age 60. If benefits commence before age 65, the amount calculated in (a), above, shall be determined in accordance with the following table:

Age at Commencement of Benefits	Benefit Percentage
65	100
64	90.69
63	82.48
62	75.22
61	68.77
60	63.02

Age determined to completed years and months (with partial months omitted) at the Executive's benefit commencement date, with interpolation between reduction percentages on a straight line basis for years and months.

        (c)    Vesting.    The Executive shall vest in the benefits under this Plan upon completion of five Years of Service (counting only Years of Service accumulated after January 1, 2004), or upon his termination of employment with the Company by reason of death or disability, termination by the Company without Cause, termination for "good reason" or upon a Change in Control. For purposes of this section, termination for "good reason" with respect to Messers. Graves, Nattier and Ryan shall have the same meaning as termination for "Employee Cause" under the employment agreements applicable to the Executive. For Andrew E. Graves, the applicable employment agreement is the Executive Employment Agreement between Andrew Graves and Dresser, Inc., a Delaware corporation, dated April 15, 2003. For James A Nattier, the applicable employment agreement is the Executive Employment Agreement between James Nattier and Dresser, Inc., a Delaware corporation, dated January 5, 2004. For John P. Ryan, the applicable employment agreement is the Executive Employment Agreement between John P. Ryan and Dresser Equipment Group, Inc. dated January 29, 2001.

        (d)    Form of benefit.    Benefits shall be paid to Executive, or to their DC Plan Beneficiary in the event of their death, in lump sum form only. The lump sum benefit shall be the Actuarial Equivalent of the benefit set forth in (a), above.

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TABLE OF CONTENTS
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN OF DRESSER INDUSTRIES, INC.
ARTICLE I Definitions
ARTICLE II Purpose of Plan
ARTICLE III Eligibility
ARTICLE IV Benefits
ARTICLE V Vesting and Forfeiture
ARTICLE VI Administration
ARTICLE VII Claims and Appeal Procedures
ARTICLE VIII Amendment and Termination
ARTICLE IX Miscellaneous
APPENDIX A SPECIAL PROVISIONS TO THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN OF DRESSER INDUSTRIES, INC.